EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Zions Bancorporation:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Zions Bancorporation for the merger between Zions Bancorporation and Minnequa Bancorp, Inc. and to the incorporation by reference therein of our report dated January 24, 2001, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries for the year included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Salt Lake City, Utah
September 26, 2001